Exhibit 12.1

Cullen/Frost Bankers, Inc.

Statement Re: Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and

Preferred Stock Dividends

(Dollars in Thousands)

	Years Ended December 31,
	2016	2015	2014	2013	2012
Ratio Including Interest on Deposits:
Income before income taxes	$341,411	$319,799	$336,024	$290,881	$308,475
Interest expense - including interest on deposits	12,076	12,864	14,537	21,945	26,751
Estimated interest component of net rental expense	10,870	8,598	8,387	6,954	5,416

Earnings	$364,357	$341,261	$358,948	$319,780	$340,642

Interest expense - including interest on deposits	12,076	12,864	14,537	21,945	26,751
Estimated interest component of net rental expense	10,870	8,598	8,387	6,954	5,416

Fixed charges	22,946	21,462	22,924	28,899	32,167

Preferred stock dividends	9,047	9,231	9,747	8,217	—

Fixed charges and preferred stock dividends	$31,993	$30,693	$32,671	$37,116	$32,167

Ratio of Earnings to Fixed Charges - Including Interest on Deposits	15.88	15.90	15.66	11.07	10.59

Ratio of Earnings to Fixed Charges & Preferred Stock Dividends - Including Interest on Deposits	11.39	11.12	10.99	8.62	10.59

Ratio Excluding Interest on Deposits:
Income before income taxes	$341,411	$319,799	$336,024	$290,881	$308,475
Interest expense - excluding interest on deposits	4,828	3,840	3,515	7,486	8,652
Estimated interest component of net rental expense	10,870	8,598	8,387	6,954	5,416

Earnings	$357,109	$332,237	$347,926	$305,321	$322,543

Interest expense - excluding interest on deposits	4,828	3,840	3,515	7,486	8,652
Estimated interest component of net rental expense	10,870	8,598	8,387	6,954	5,416

Fixed charges	15,698	12,438	11,902	14,440	14,068

Preferred stock dividends	9,047	9,231	9,747	8,217	—

Fixed charges and preferred stock dividends	$24,745	$21,669	$21,649	$22,657	$14,068

Ratio of Earnings to Fixed Charges - Excluding Interest on Deposits	22.75	26.71	29.23	21.14	22.93

Ratio of Earnings to Fixed Charges & Preferred Stock Dividends - Excluding Interest on Deposits	14.43	15.33	16.07	13.48	22.93